Exhibit 99.1

Morgan Stanley First Quarter 2022 Earnings Results

Morgan Stanley Reports Net Revenues of $14.8 Billion, EPS of $2.02 and ROTCE of 19.8%

NEW YORK, April 14, 2022 – Morgan Stanley (NYSE: MS) today reported net revenues of $14.8 billion for the first quarter ended March 31, 2022 compared with $15.7 billion a year ago.  Net income applicable to Morgan Stanley was $3.7 billion, or $2.02 per diluted share,1 compared with net income of $4.1 billion, or $2.19 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered a strong ROTCE of 20% in the face of market volatility and economic uncertainty, demonstrating the resilience of our global diversified business. Institutional Securities navigated volatility on behalf of clients extraordinarily well, Wealth Management’s margin proved resilient and the business added $142 billion net new assets in the quarter, and Investment Management benefited from its diversification.  The quarter’s results affirm our sustainable business model is well positioned to drive growth over the long term.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	1Q 2022	1Q 2021

Net revenues	$14,801	$15,719
Provision for credit losses	$57	$(98)
Compensation expense	$6,274	$6,798
Non-compensation expenses	$3,882	$3,675
Pre-tax income[10]	$4,588	$5,344
Net income app. to MS	$3,666	$4,120
Expense efficiency ratio[7]	69%	67%
Earnings per diluted share	$2.02	$2.19
Book value per share	$54.18	$52.71
Tangible book value per share	$39.91	$38.97
Return on equity	14.7%	16.9%
Return on tangible equity[5]	19.8%	21.1%
Institutional Securities
Net revenues	$7,657	$8,577
Investment Banking	$1,634	$2,613
Equity	$3,174	$2,875
Fixed Income	$2,923	$2,966
Wealth Management
Net revenues	$5,935	$5,959
Fee-based client assets ($ billions)[11]	$1,873	$1,574
Fee-based asset flows ($ billions)[12]	$97.2	$37.2
Net new assets ($ billions)[9]	$142.0	$104.9
Loans ($ billions)	$136.7	$104.9
Investment Management
Net revenues	$1,335	$1,314
AUM ($ billions)[13]	$1,447	$1,419
Long-term net flows ($ billions)[14]	$(14.4)	$16.3

Highlights
•	The Firm delivered its second highest quarterly net revenues[4] of $14.8 billion on continued strong performance and contributions across our businesses.

•	The Firm delivered ROTCE of 19.8%[5,6] in a volatile and uncertain market environment.

•	The Firm maintained expense discipline and delivered an efficiency ratio of 69%[6,7] while continuing to invest in our businesses.

•	Common Equity Tier 1 capital standardized ratio was 14.5%.

•
Institutional Securities net revenues of $7.7 billion reflect strong performance in Equity and Fixed Income on continued strong client engagement in volatile markets and in Advisory on higher completed M&A transactions.

•
Wealth Management delivered a pre-tax margin of 26.5% or 27.8% excluding integration-related expenses.[6,8]  Results reflect higher asset management fees and continued growth in bank lending. The business added net new assets of $142 billion, including an asset acquisition.[9]

•	Investment Management results reflect incremental fee-based asset management revenues and higher average AUM as a result of the acquisition of Eaton Vance.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $7.7 billion compared with $8.6 billion a year ago. Pre-tax income was $2.8 billion compared with $3.4 billion a year ago.10

Investment Banking revenues down 37% from a year ago:

•	Advisory revenues nearly doubled from a year ago driven by higher levels of completed M&A transactions.

•	Equity underwriting revenues significantly decreased from a year ago on lower issuances in line with market volumes in an uncertain market environment.

•	Fixed income underwriting revenues decreased from a year ago as macroeconomic conditions contributed to lower bond issuances.

Equity net revenues up 10% from a year ago:

•
Equity net revenues increased from a year ago reflecting strong performance across businesses and geographies, particularly in EMEA, as a result of continued client engagement and the absence of a single client credit event a year ago.

Fixed Income net revenues essentially unchanged from a year ago:

•
Fixed Income net revenues were in line with a strong quarter a year ago reflecting higher revenues in commodities and foreign exchange which benefitted from elevated levels of client activity and market volatility in the current quarter, offset by lower revenues in credit products.

Other:

•
Other revenues decreased from a year ago driven by mark-to-market losses on investments associated with certain employee deferred compensation plans and corporate loans held for sale, net of related hedges.

($ millions)	1Q 2022	1Q 2021
Net Revenues	$7,657	$8,577

Investment Banking	$1,634	$2,613
Advisory	$944	$480
Equity underwriting	$258	$1,502
Fixed income underwriting	$432	$631

Equity	$3,174	$2,875
Fixed Income	$2,923	$2,966
Other	$(74)	$123

Provision for credit losses	$44	$(93)

Total Expenses	$4,826	$5,299
Compensation	$2,604	$3,114
Non-compensation	$2,222	$2,185

Provision for credit losses:

•	Provision for credit losses increased from a year ago due to portfolio growth and the prior year quarter reflecting a release in the allowance for credit losses.

Total Expenses:

•
Compensation expense decreased from a year ago primarily driven by reduced discretionary compensation on lower revenues and a decline related to certain deferred compensation plans linked to investment performance.

Wealth Management

Wealth Management reported net revenues of $5.9 billion and pre-tax income of $1.6 billion10 in the current quarter, in line with a year ago, resulting in a reported pre-tax margin of 26.5% or 27.8% excluding the impact of integration-related expenses.6,8

Net revenues essentially unchanged from a year ago:

•	Asset management revenues increased 14% reflecting higher asset levels driven by positive fee-based flows and market appreciation from a year ago.

•
Transactional revenues[15] decreased 20% excluding the impact of mark-to-market losses on investments associated with certain employee deferred compensation plans. Results reflect a decrease in client activity from significantly elevated levels a year ago.

•	Net interest income increased from a year ago on continued bank lending growth.

Total Expenses:

•	Compensation expense decreased driven by a decline related to certain deferred compensation plans linked to investment performance, partially offset by higher compensable revenues.

($ millions)	1Q 2022	1Q 2021
Net Revenues	$5,935	$5,959
Asset management	$3,626	$3,191
Transactional[15]	$635	$1,228
Net interest income	$1,540	$1,385
Other	$134	$155
Provision for credit losses	$13	$(5)
Total Expenses	$4,349	$4,364
Compensation	$3,125	$3,170
Non-compensation	$1,224	$1,194

•	Non-compensation expenses increased from a year ago primarily driven by higher professional services expenses and investments in technology, partially offset by lower brokerage and clearing costs.

Investment Management

Investment Management reported net revenues of $1.3 billion and pre-tax income was $228 million compared with $370 million a year ago.10 The comparisons of current year results to prior periods were impacted by the acquisition of Eaton Vance completed on March 1, 2021.

Net revenues essentially unchanged from a year ago:

•
Asset management and related fees increased from a year ago driven by incremental revenues as a result of the timing of the Eaton Vance acquisition.  AUM were impacted by market volatility and outflows in the current period.

•
Performance-based income and other revenues decreased from a year ago reflecting lower revenues from carried interest and mark downs on investments due to a decline in global asset prices and mark-to-market losses on investments associated with certain employee deferred compensation plans.

($ millions)	1Q 2022	1Q 2021
Net Revenues	$1,335	$1,314
Asset management and related fees	$1,388	$1,103
Performance-based income and other	$(53)	$211
Total Expenses	$1,107	$944
Compensation	$545	$514
Non-compensation	$562	$430

Total Expenses:

•
Compensation expense increased from a year ago primarily driven by the Eaton Vance acquisition,[6] partially offset by a decline related to certain deferred compensation plans linked to investment performance and lower compensation associated with carried interest.

•	Non-compensation expenses increased from a year ago primarily driven by incremental expenses as a result of the Eaton Vance acquisition.[6]

Other Matters

•	The Firm repurchased $2.9 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.70 quarterly dividend per share, payable on May 13, 2022 to common shareholders of record on April 29, 2022.

•	Common Equity Tier 1 capital standardized ratio was 14.5%, down from a year ago, largely reflecting higher RWAs, the change in Other comprehensive income (loss) and the Firm’s capital actions.

•	The effective tax rate for the quarter was 19.0%,[20] which reflected a higher benefit associated with employee share-based payments from a year ago.

	1Q 2022	1Q 2021
Capital[16]
Standardized Approach
CET1 capital[17]	14.5%	16.7%
Tier 1 capital[17]	16.0%	18.5%
Advanced Approach
CET1 capital[17]	15.9%	17.4%
Tier 1 capital[17]	17.6%	19.2%
Leverage-based capital
Tier 1 leverage[18]	6.8%	7.5%
SLR[19]	5.5%	6.7%
Common Stock Repurchases
Repurchases ($ millions)	$2,872	$2,135
Number of Shares (millions)	30	28
Average Price	$95.20	$77.47
Period End Shares (millions)	1,756	1,869
Tax Rate[20]	19.0%	22.0%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $124 million and $138 million for the first quarter of 2022 and 2021, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Firm net revenues represent the second highest record for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which was previously reflected in net revenues in prior periods, and reflecting the current reporting structure of the Firm. Net revenues, excluding the impact of DVA, was a non-GAAP financial measure in those prior periods that was reconciled to the comparable GAAP financial measure in the respective quarterly reports filed on Form 10-Q.

5 Return on average tangible common equity is a non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

6 The Firm’s and business segment’s first quarter results for 2022 and 2021 include integration-related expenses as a result of the E*TRADE and Eaton Vance acquisitions reported in the Wealth Management segment and Investment Management segment, respectively. The amounts are presented as follows (in millions):

	1Q 2022	1Q 2021
Firm
Compensation	$10	$33
Non-compensation	97	42
Total non-interest expenses	$107	$75
Total non-interest expenses (after-tax)	$82	$58

Wealth Management
Compensation	$1	$30
Non-compensation	74	34
Total non-interest expenses	$75	$64
Total non-interest expenses (after-tax)	$57	$49

Investment Management
Compensation	$9	$3
Non-compensation	23	8
Total non-interest expenses	$32	$11
Total non-interest expenses (after-tax)	$25	$9

7 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

8 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

9 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions. The current quarter ended March 31, 2022 includes $75 billion of fee-based assets acquired in an asset acquisition.

10 Pre-tax income represents income before taxes.

11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.

13 AUM is defined as assets under management.

14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains/losses on investments associated with certain employee deferred compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

16 Capital ratios are estimates as of the press release date, April 14, 2022.

17 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K).

18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $80.2 billion and $84.1 billion, and supplementary leverage exposure denominator of approximately $1.47 trillion and $1.26 trillion, for the first quarter of 2022 and 2021, respectively.  Based on a Federal Reserve interim final rule that was in effect until March 31, 2021, our SLR and supplementary leverage exposure as of March 31, 2021 reflect the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of increasing our SLR by 0.7% as of March 31, 2021.

20 The income tax consequences related to employee share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision. The impacts of recognizing excess tax benefits upon conversion of awards are $205 million and $82 million for the first quarter of 2022 and 2021, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Revenues:
Investment banking	$1,758	$2,581	$2,840	(32%)	(38%)
Trading	3,983	2,394	4,225	66%	(6%)
Investments	75	632	318	(88%)	(76%)
Commissions and fees	1,416	1,307	1,626	8%	(13%)
Asset management	5,119	5,395	4,398	(5%)	16%
Other	234	126	284	86%	(18%)
Total non-interest revenues	12,585	12,435	13,691	1%	(8%)

Interest income	2,650	2,411	2,437	10%	9%
Interest expense	434	322	409	35%	6%
Net interest	2,216	2,089	2,028	6%	9%
Net revenues	14,801	14,524	15,719	2%	(6%)

Provision for credit losses	57	5	(98)	*	*

Non-interest expenses:
Compensation and benefits	6,274	5,487	6,798	14%	(8%)

Non-compensation expenses:
Brokerage, clearing and exchange fees	882	811	910	9%	(3%)
Information processing and communications	829	833	733	--	13%
Professional services	705	829	624	(15%)	13%
Occupancy and equipment	427	479	405	(11%)	5%
Marketing and business development	175	205	146	(15%)	20%
Other	864	991	857	(13%)	1%
Total non-compensation expenses	3,882	4,148	3,675	(6%)	6%

Total non-interest expenses	10,156	9,635	10,473	5%	(3%)

Income before provision for income taxes	4,588	4,884	5,344	(6%)	(14%)
Provision for income taxes	873	1,168	1,176	(25%)	(26%)
Net income	$3,715	$3,716	$4,168	--	(11%)
Net income applicable to nonredeemable noncontrolling interests	49	20	48	145%	2%
Net income applicable to Morgan Stanley	3,666	3,696	4,120	(1%)	(11%)
Preferred stock dividend	124	104	138	19%	(10%)
Earnings applicable to Morgan Stanley common shareholders	$3,542	$3,592	$3,982	(1%)	(11%)

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021

Financial Metrics:

Earnings per basic share	$2.04	$2.05	$2.22	--	(8%)
Earnings per diluted share	$2.02	$2.01	$2.19	--	(8%)

Return on average common equity	14.7%	14.7%	16.9%
Return on average tangible common equity	19.8%	19.8%	21.1%

Book value per common share	$54.18	$55.12	$52.71
Tangible book value per common share	$39.91	$40.91	$38.97

Excluding integration-related expenses
Adjusted earnings per diluted share	$2.06	$2.08	$2.22	(1%)	(7%)
Adjusted return on average common equity	15.0%	15.2%	17.1%
Adjusted return on average tangible common equity	20.3%	20.4%	21.4%

Financial Ratios:

Pre-tax profit margin	31%	34%	34%
Compensation and benefits as a % of net revenues	42%	38%	43%
Non-compensation expenses as a % of net revenues	26%	29%	23%
Firm expense efficiency ratio	69%	66%	67%
Firm expense efficiency ratio excluding integration-related expenses	68%	65%	66%
Effective tax rate	19.0%	23.9%	22.0%

Statistical Data:

Period end common shares outstanding (millions)	1,756	1,772	1,869	(1%)	(6%)
Average common shares outstanding (millions)
Basic	1,733	1,751	1,795	(1%)	(3%)
Diluted	1,755	1,785	1,818	(2%)	(3%)

Worldwide employees	76,541	74,814	70,975	2%	8%

Notes:
-
For the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, Firm results include pre-tax integration-related expenses of $107 million, $146 million and $75 million ($82 million, $114 million and $58 million after-tax) respectively, reported in the Wealth Management and Investment Management business segments.

-
The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.